UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                SCHEDULE 13G
                                (Rule 13d-102)
                        INFORMATION TO BE INCLUDED IN
                 STATEMENTS FILED PURSUANT TO RULE 13D-1(b),(c)
                       AND (d) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13d-2(b)

                             StorageNetworks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                   Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   86211E103
                         ------------------------------
                                (CUSIP Number)


                               June 29, 2000
                         ------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                               /_/ Rule 13d-1(b)
                               /_/ Rule 13d-1(c)
                               /x/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86211E103                                       Page 2

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

             GC Dev. Co., Inc.
             I.R.S. Employer Identification
               No.  51-0390944
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   0
      WITH          8.   SHARED DISPOSITIVE POWER

                              5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

CUSIP No. 86211E103                                       Page 3

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

             Global Crossing Holdings USA Inc.
             I.R.S. Employer Identification
              No. 95-4670978
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                    5.   SOLE VOTING POWER

    NUMBER OF                 0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   0
      WITH          8.   SHARED DISPOSITIVE POWER

                              5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.5%
 12.    TYPE OF REPORTING PERSON

             CO

CUSIP No. 86211E103                                          Page 4

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Global Crossing (Bidco) Limited
            I.R.S. Employer Identification
             No. N/A
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom
                    5.   SOLE VOTING POWER

    NUMBER OF               0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 0
      WITH          8.   SHARED DISPOSITIVE POWER

                            5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

CUSIP No. 86211E103                                     Page 5

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Global Crossing (Holdco) Limited
            I.R.S. Employer Identification
             No.  N/A
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom
                    5.   SOLE VOTING POWER

    NUMBER OF              0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                0
      WITH          8.   SHARED DISPOSITIVE POWER

                           5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

CUSIP No. 86211E103                                     Page 6

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Global Crossing Intermediate
            UK Holdings Limited
            I.R.S. Employer Identification
             No.  N/A
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom
                    5.   SOLE VOTING POWER

    NUMBER OF                0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                  0
      WITH          8.   SHARED DISPOSITIVE POWER

                             5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

CUSIP No. 86211E103                                       Page 7

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Global Crossing Holdings Ltd.
            I.R.S. Employer Identification
            No. 98-0186828
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
                    5.   SOLE VOTING POWER

    NUMBER OF                0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                  0
      WITH          8.   SHARED DISPOSITIVE POWER

                             5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

CUSIP No. 86211E103                                       Page 8

  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Global Crossing Ltd.
            I.R.S. Employer Identification
            No. 98-0189783
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                      (b) /_/
  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
                    5.   SOLE VOTING POWER

    NUMBER OF                0
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 5,080,530
      EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                  0
      WITH          8.   SHARED DISPOSITIVE POWER

                             5,080,530
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,080,530
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     /_/
        SHARES (See Instructions)

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
 12.    TYPE OF REPORTING PERSON (See Instructions)

             CO

                               SCHEDULE 13G


Item 1(a).       Name of Issuer:

                 StorageNetworks, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 100 Fifth Avenue
                 Waltham, Massachusetts 02451

Item 2(a).       Name of Persons Filing:

                 GC Dev. Co., Inc. is a Delaware corporation whose principal business address is 360 N. Crescent Drive, Beverly Hills, CA 90210.

                 Global Crossing Holdings USA, Inc., the owner of 100% of the common stock of GC Dev. Co., Inc. is a Delaware corporation whose principal business address is 360 N. Crescent Drive, Beverly Hills, CA 90210.

                 Global Crossing (Bidco) Limited, the owner of 100% of the common stock of Global Crossing Holdings USA, Inc., is a United Kingdom corporation whose principal business address is Washington House, Fourth Floor, 40-41 Conduit Street, London W1R 9FB England, UK.

                 Global Crossing (Holdco) Limited, the owner of 100% of the common stock of Global Crossing (Bidco) Limited, is a United Kingdom corporation whose principal business address is Washington House, Fourth Floor, 40-41 Conduit Street, London W1R 9FB England, UK.

                 Global Crossing Intermediate UK Holdings Limited, the owner of 100% of the common stock of Global Crossing (Holdco) Limited, is a United Kingdom corporation whose principal business address is Washington House, Fourth Floor, 40-41 Conduit Street, W1R 9FB England, UK.

                 Global Crossing Holdings Ltd., the owner of 100% of the common stock of Global Crossing Intermediate UK Holdings Limited, is a Bermuda corporation whose principal business address is Wessex House, First Floor, 45 Reid Street, Hamilton, Bermuda HM 12 Bermuda.

                 Global Crossing Ltd., the owner of 100% of the common stock of Global Crossing Holdings Ltd., is a Bermuda corporation whose principal address is Wessex House, First Floor, 45 Reid Street, Hamilton, Bermuda 12 Bermuda.

                 GC Dev. Co. is the direct beneficial owner of the shares of common stock of StorageNetworks, Inc. that are the subject of this Schedule 13G. By virtue of their direct and indirect ownership of the common stock of GC Dev. Co., Inc., as described immediately above, each of Global Crossing Holdings USA, Inc., Global Crossing (Bidco) Limited, Global Crossing (Holdco) Limited, Global Crossing Intermediate UK Holdings Limited, Global Crossing Holdings Ltd. and Global Crossing Ltd. may be deemed to beneficially own such shares of common stock of StorageNetworks, Inc.

Item 2(b).       Address of Principal Business Office or, if None, Residence:

         See item 2(a).

Item 2(c).       Citizenship:

         See Item 2(a).

Item 2(d).       Title of Class of Securities:

         Common Stock, par value $0.01 per share

Item 2(e).       CUSIP Number:

         86211E103

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                 (a)  / /  Broker or dealer registered under
                           Section 15 of the Exchange Act.
                 (b)  / /  Bank as defined in Section 3(a)(6) of
                            the Exchange Act.
                 (c)  / /  Insurance company as defined in Section
                           3(a)(19) of the Exchange Act.
                 (d)  / /  Investment company registered under Section
                           8 of the Investment Company Act.
                 (e)  / /  An investment adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);
                 (f)  / /  An employee benefit plan or endowment
                           fund in accordance with Rule 13d-
                           1(b)(1)(ii)(F);
                 (g)  / /  A parent holding company or control person
                           in accordance with Rule 13d-
                           1(b)(1)(ii)(G);
                 (h)  / /  A savings association as defined in
                           Section 3(b) of the Federal Deposit
                           Insurance Act;
                 (i)  / /  A church plan that is excluded from the
                           definition of an investment company under
                           Section 3(c)(14) of the Investment Company
                           Act;
                 (j)  / /  Group, in accordance with Rule 13d-
                           1(b)(1)(ii)(J);

If this statement is filed pursuant to Rule 13d-1(c), check this box.      /_/


Item 4.  Ownership.

                 (a)       Amount Beneficially Owned

                           5,080,530

                 (b)       Percent of Class

                           5.5%

                 (c)       Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote See Item 5 of each cover page.

                          (ii) shared power to vote or to direct the vote See Item 6 of each cover page.

                         (iii) sole power to dispose or to direct the disposition of
                                    See Item 7 of each cover page.

                          (iv) shared power to dispose or to direct the disposition of
                                    See Item 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
         following  [   ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         Not applicable.

                                  SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2001
                                    GC DEV. CO., INC.


                                    By:  /s/ Sherri Cook
                                         ---------------------------
                                         Name:  Sherri L. Cook
                                         Title:  Vice President

                                     GLOBAL CROSSING HOLDINGS USA, INC.


                                     By:  /s/ Sherri Cook
                                          --------------------------
                                          Name:  Sherri Cook
                                          Title:  Vice President

                                        GLOBAL CROSSING (BIDCO) LIMITED


                                        By:  /s/ Christopher Nash
                                             -----------------------
                                             Name:  Christopher Nash
                                             Title:  Director

                                      GLOBAL CROSSING (HOLDCO) LIMITED


                                      By:  /s/ Christopher Nash
                                           -------------------------
                                           Name:  Christopher Nash
                                           Title:  Director

                                       GLOBAL CROSSING INTERMEDIATE UK LIMITED


                                       By:  /s/ Christopher Nash
                                            ------------------------
                                            Name:  Christopher Nash
                                            Title:  Director

                               GLOBAL CROSSING HOLDINGS LTD.


                               By:  /s/ Lorraine Dean
                                    --------------------------------
                                    Name:  Lorraine Dean
                                    Title:  Secretary

                               GLOBAL CROSSING LTD.


                               By:  /s/ Mitchell Sussis
                                    --------------------------------
                                    Name:  Mitchell Sussis
                                    Title:  Secretary

                                 EXHIBIT INDEX


Exhibit A        Joint Filing Agreement. (filed herewith)

                                                                 EXHIBIT A

                            JOINT FILING AGREEMENT


The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, and any amendments or supplements thereto, jointly on behalf of each such party.

February 14, 2001


                                    GC DEV. CO., INC.


                                    By:  /s/ Sherri Cook
                                         ---------------------------
                                         Name:  Sherri L. Cook
                                         Title:  Vice President

                                    GLOBAL CROSSING HOLDINGS USA, INC.


                                    By:  /s/ Sherri Cook
                                         ---------------------------
                                         Name:  Sherri Cook
                                         Title:  Vice President

                                    GLOBAL CROSSING (BIDCO) LIMITED


                                    By:  /s/ Christopher Nash
                                         ---------------------------
                                         Name:  Christopher Nash
                                         Title:  Director

                                    GLOBAL CROSSING (HOLDCO) LIMITED


                                    By:  /s/ Christopher Nash
                                         ---------------------------
                                         Name:  Christopher Nash
                                         Title:  Director

                                    GLOBAL CROSSING INTERMEDIATE UK LIMITED


                                    By:  /s/ Christopher Nash
                                         ---------------------------
                                         Name:  Christopher Nash
                                         Title:  Director

                                    GLOBAL CROSSING HOLDINGS LTD.


                                    By:  /s/ Lorraine Dean
                                         ---------------------------
                                         Name:  Lorraine Dean
                                         Title:  Secretary


                                    GLOBAL CROSSING LTD.


                                    By:  /s/ Mitchell Sussis
                                         ---------------------------
                                         Name:  Mitchell Sussis
                                         Title:  Secretary